Exhibit 10.1
SIGA TECHNOLOGIES, INC.

420 Lexington Avenue, Suite 408

New York, New York 10170

                February 1, 2006

Thomas N. Konatich

Re:	Extension of Employment

Dear Tom:

With regard to your employment with SIGA Technologies, Inc. (the “Company”) we are pleased to offer you an extension of your employment pursuant to that certain Amended and Restated Employment Agreement, dated October 6, 2000, as amended (the “Employment Agreement”), through June 30, 2007.

Except as described above, it is our understanding that all remaining terms and conditions of the Employment Agreement shall remain in full force and effect. Please indicate your agreement and acceptance of the foregoing, as of the date of this letter, by your signature below.

Very truly yours,

/s/ Donald G. Drapkin
Donald G. Drapkin
Chairman of the Board of Directors of
SIGA Technologies, Inc.

Acknowledged and Agreed:

/s/ Thomas N. Konatich
Thomas N. Konatich

cc:	James A. Grayer